Exhibit 23.7
Consent of Stroock & Stroock & Lavan LLP
September 8, 2009
We hereby consent to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences” in the proxy statement/prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-4 of Tower Group, Inc. filed with the Securities and Exchange Commission on the date hereof. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP